Exhibit 99.1

Supernus Announces First Quarter 2019 Financial Results

•                  Total revenue of $85.5 million and net product sales of $83.1 million. Net product sales compare to $89.1 million in 2018 and were adversely impacted by approximately $10 million in channel inventory reduction in the first quarter, coupled with seasonal insurance plan dynamics

•                  Prescription growth of 11% in 2019, for both Trokendi XR and Oxtellar XR, as compared to 2018

•                  Operating earnings of $25.4 million compared to $31.4 million in 2018. Operating earnings in 2019 were adversely affected by approximately $9.5 million, due to channel inventory reduction.

•                  In addition to channel inventory reduction, increase in effective tax rate to 24.3% in 1Q 2019, compared to 15.5% in 1Q 2018, which adversely impacted diluted earnings per share in 2019, $0.34, as compared to $0.49 in 2018.

•                  Financial guidance reaffirmed

ROCKVILLE, Md., May 7, 2019 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the first quarter of 2019 and associated Company developments.

Commercial Update

First quarter 2019 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IQVIA, totaled 199,520, an 11.0% increase over the first quarter of 2018.

Prescriptions
	Q1 2019	Q1 2018	Change %
Trokendi XR	160,940	144,995	11.0%
Oxtellar XR	38,580	34,716	11.1%
Total	199,520	179,711	11.0%

Source:  IQVIA

In the fourth quarter of 2018, wholesalers, distributors, and pharmacies increased their inventory holdings as compared to the prevailing inventory levels in the third quarter of 2018. As previously disclosed, the Company estimated that this caused net product sales to be approximately $10 million higher in the fourth quarter of 2018 than it would have been otherwise, had inventory levels remained consistent quarter to quarter.

This process was effectively reversed in the first quarter of 2019, with net product sales decreasing in the first quarter of 2019 by an estimated $10 million, as compared both to the prior year as well as the prior quarter.

In addition, net product sales were impacted by the growing prevalence of high deductible patient plans, their seasonal effect on first quarter prescription trends, and the seasonal increase in our use of copay assistance. Consequently, gross to net deductions were higher by approximately $4 million, as compared to the first quarter of 2018.

Net product sales decreased by $6 million in the first quarter of 2019, compared to the same period last year. Net product sales by product are as follows:

Net Product Sales ($ in millions)
	Q1 2019	Q1 2018	Change %
Trokendi XR	$63.7	$70.5	-9.6%
Oxtellar XR	$19.4	$18.6	4.3%
Total	$83.1	$89.1	-6.7%

Progress of Product Pipeline

During its Investor Day held on April 16, 2019, the Company provided a product pipeline update as set forth below.

SPN-812 — Novel non-stimulant for the treatment of ADHD

•                  During March 2019, the Company announced data from the fourth and final Phase III study for SPN-812 (P304) that confirm positive results from the previous three Phase III studies on SPN-812 announced in December 2018.

•                  The Company continues to expect to submit a New Drug Application (NDA) for SPN-812 in the second half of 2019, and to launch it, pending U.S. Food and Drug Administration (FDA) approval, in the second half of 2020.

•                  A Phase III program in adult patients is anticipated to start in the second half of 2019.

SPN-810 — Novel treatment of Impulsive Aggression in patients with ADHD

•                  Enrollment in the Phase III trials (P301 and P302) continues with data from both trials expected in the second half of 2019.

•                  The Company continues to expect to submit an NDA for SPN-810 in the second half of 2020, and to launch it, pending FDA approval, in the second half of 2021.

•                  Enrollment in the open label extension (OLE) study continues at 90% or higher. On average, a patient in the OLE study remains on SPN-810 treatment for approximately 10.5 months, which the Company believes is an encouraging sign of the tolerability and efficacy of SPN-810.

•                  Patient dosing continues in the Phase III trial (P503) in adolescent patients.

SPN-604 — Novel treatment of bipolar disorder

•                  The Company expects to start a pivotal Phase III program for the treatment of bipolar disorder in the fourth quarter of 2019.

Operating Expenses

Research and development expenses in the first quarter of 2019 were $15.4 million, as compared to $18.9 million in the same quarter last year. This decrease is due to the completion of the four Phase III clinical trials for SPN-812, three of which were completed in December 2018 and one completed in March 2019. The decrease was partially offset by the manufacture of validation and registration lots for SPN-812 to support the Company’s upcoming submission of its New Drug Application (NDA).

Selling, general and administrative expenses in the first quarter of 2019 were $41.0 million, as compared to $36.8 million in the same quarter last year. This increase was primarily due to the development and production of promotional materials and marketing programs associated with the launch of the monotherapy indication for Oxtellar XR.

Operating Earnings and Earnings Per Share

Operating earnings in the first quarter of 2019 were $25.4 million, compared to $31.4 million in the same quarter last year. The decrease in operating earnings was primarily due to decreased net product sales. Excluding the negative impact to net product sales from the aforementioned inventory drawdown in the first quarter, operating earnings would have been approximately $9.5 million higher than in 2018.

Net earnings (GAAP) in the first quarter of 2019 were $18.3 million, or $0.34 per diluted share, compared to $26.4 million, or $0.49 per diluted share, in the same period last year. In addition to the impact of lower operating earnings for the first quarter of 2019, net earnings (GAAP) were subject to a higher effective tax rate in the first quarter of 2019 relative to the first quarter of 2018. The tax rate in the first quarter of 2018 benefited from stock option exercises.

Weighted-average diluted common shares outstanding were approximately 54.0 million in the first quarter of 2019, as compared to approximately 53.8 million in the prior year period.

“Our financial results for the first quarter were adversely impacted by several factors, converging all at once: the fourth quarter 2018 inventory buildup impacting shipments in first quarter 2019: first quarter seasonal insurance plan dynamics putting pressure on prescription growth coupled with increased gross-to-net deductions through our copay assistance; and the increase in the effective tax rate compared to same period in 2018,” said Jack Khattar, President and CEO of Supernus. “Aside from the effective tax rate, these one-time events are not expected to have a continuing effect in the subsequent quarters. We have already seen in the second quarter of 2019 a normalization of shipments and prescription trends”

Balance Sheet Highlights

As of March 31, 2019, the Company had $815.5 million in cash, cash equivalents, marketable securities, and long term marketable securities, compared to $774.8 million at December 31, 2018. This increase primarily reflects cash generated from operations in the first quarter of 2019.

Financial Guidance

For full year 2019, the Company reiterates its prior guidance for net product sales, research and development expenses, operating earnings, and effective tax rate as set forth below:

•                  Net product sales in the range of $435 million to $455 million

•                  Research and development expenses in the range of $70 million to $80 million

•                  Operating earnings in the range of $160 million to $180 million

•                  Effective tax rate of approximately 23% to 25%

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Senior Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. Eastern Time, on Wednesday, May 8, 2019. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	8139879
Conference Call Name:	Supernus Pharmaceuticals First Quarter 2019 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients, SPN-812 for the treatment of ADHD and SPN-604 for the treatment of bipolar disorder.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$122,778	$192,248
Marketable securities	170,165	163,770
Accounts receivable, net	79,950	102,922
Inventories, net	26,518	25,659
Prepaid expenses and other current assets	20,556	8,888
Total current assets	419,967	493,487
Long term marketable securities	522,551	418,798
Property and equipment, net	4,226	4,095
Intangible assets, net	30,063	31,368
Lease assets	20,049	—
Deferred income taxes	27,967	29,683
Other assets	625	380

Total assets	$1,025,448	$977,811

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$7,240	$3,195
Accrued product returns and rebates	88,200	107,063
Accrued expenses and other current liabilities	36,607	36,535
Income taxes payable	17,233	12,377
Non-recourse liability related to sale of future royalties, current portion	2,426	2,183
Total current liabilities	151,706	161,353
Convertible notes, net	333,310	329,462
Non-recourse liability related to sale of future royalties, long term	21,957	22,575
Lease liabilities, long term	27,824	—
Other non-current liabilities	10,633	11,398
Total liabilities	545,430	524,788

Stockholders’ equity
Common stock, $0.001 par value, 130,000,000 shares authorized 52,374,248 and 52,316,583 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	52	52
Additional paid-in capital	373,707	369,637
Accumulated other comprehensive earnings (loss), net of tax	1,427	(3,158)
Retained earnings	104,832	86,492
Total stockholders’ equity	480,018	453,023

Total liabilities and stockholders’ equity	$1,025,448	$977,811

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except share and per share data)

	Three Months ended March 31,
	2019	2018
	(unaudited)
Revenues
Net product sales	$83,099	$89,120
Royalty revenue	2,375	1,309
Total revenues	85,474	90,429

Costs and expenses
Cost of product sales	3,684	3,278
Research and development	15,394	18,908
Selling, general and administrative	40,968	36,849

Total costs and expenses	60,046	59,035

Operating earnings	25,428	31,394

Other expenses, net	(1,189)	(212)

Earnings before income taxes	24,239	31,182

Income tax expense	5,899	4,830
Net earnings	$18,340	$26,352

Earnings per share
Basic	$0.35	$0.51
Diluted	$0.34	$0.49

Weighted-average shares outstanding
Basic	52,336,443	51,536,474
Diluted	53,985,385	53,788,346

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Senior Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke, an ICR Company

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com